EXHIBIT 4.1

COMPANIES ACT 2014

A PUBLIC LIMITED COMPANY LIMITED BY SHARES

CONSTITUTION

of

INNOCOLL HOLDINGS PUBLIC LIMITED COMPANY

(as adopted by special resolution dated 9 December 2015)

William Fry

Solicitors

2 Grand Canal Square

Dublin 2

www.williamfry.com

© William Fry 2015

MEMORANDUM OF ASSOCIATION

of

INNOCOLL HOLDINGS PUBLIC LIMITED COMPANY

(as adopted by special resolution dated 9 December 2015)

1.	The name of the Company is Innocoll Holdings Public Limited Company, registered under Part 17 of the Companies Act 2014.

2.	The Company is to be a public limited company.

3.	The objects for which the Company is established are:

3.1	To carry on the business of a holding company and to co-ordinate the administration, finances and all other activities of any subsidiary companies or associated companies, to do all lawful acts and things whatever that are necessary or convenient in carrying on the business of such a holding company including the incorporation of any one or more subsidiaries and in particular to carry on the business of a management services company, to act as managers and to direct or coordinate the management of other companies or of the business, property and estates of any company or person and to undertake and carry out all such services in connection therewith as may be deemed expedient by the Company's board of directors and to exercise its powers as a shareholder of other companies.

3.2	To undertake such mergers, divisions and corporate reorganisations as may be deemed appropriate by the Company’s board of directors.

3.3	To carry on a treasury business including the procurement of short, medium or long term finance or unlimited duration, the investment in property of whatever nature including real and personal property and whatever situated and the provision of financial and investment services and facilities, financial and investment management, advice, assistance, information and agency services in any currency whatsoever and to carry out financing and lending of every description, to such persons or companies upon such terms as may seem expedient.

3.4	To purchase, acquire by any means, hold and create, enter into any arrangement relating to, deal and participate in, underwrite and sell or dispose of by any means, securities, financial and swap instruments and rights of all kinds including without limitation foreign currencies, shares, stocks, gilts, equities, debentures, debenture stock, bonds, notes, commercial paper, risk management instruments, swaps, credit default swaps or hedges, interest rate hedges, foreign currency hedges, floors, collars, options and such other financial and swap instruments and rights and securities as are similar to, or are derivatives of, any of the foregoing.

3.5	To place moneys on deposit or receive moneys on loan and to borrow or raise money in any currency with or without security and to secure or discharge any debt or obligation in any currency with our without security and to secure or discharge any debt or obligation of or binding on the Company in any manner and in particular but without limitation by the issue of debentures, notes or bonds and to secure and the repayment of any money borrowed, raised or owing by mortgage, charge or lien against the whole or any part of the Company's property or assets (whether present or future) including its uncalled capital.

3.6	To acquire shares, stocks, debentures, debenture stock, bonds, obligations and securities by original subscription, tender, purchase, exchange or otherwise and to subscribe for the same either conditionally or otherwise and to guarantee the

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subscription thereof and to exercise and enforce all rights and powers conferred by or incidental to the ownership thereof.

3.7	To facilitate and encourage the creation, issue or conversion of and to offer for public subscription debentures, debenture stocks, bonds, obligations, shares, stocks and securities and to act as trustees in connection with any such securities and to take part in the conversion of business concerns and undertakings into companies.

3.8	To purchase or by any other means acquire any freehold, leasehold or other, property and in particular lands, tenements and hereditaments of any tenure, whether subject or not to any charges or incumbrances, for any estate or interest whatever, and any rights, privileges or easements over or in respect of any property, and any buildings, factories, mills, works, wharves, roads, machinery, engines, plant, live and dead stock, barges, vessels or tilings, and any real or personal property or rights whatsoever which may be necessary for, or may conveniently be used with, or may enhance the value or property of the Company, and to hold or to sell, let, alienate, mortgage, charge or otherwise deal with all or any such freehold, leasehold, or other property, lands, tenements or hereditaments, rights, privileges or easements.

3.9	To sell or otherwise dispose of any of the property or investments of the Company but so that no profit arising on the sale of any shares, stocks, debentures or other investments shall be distributed by way of dividend, but shall be carried to a capital reserve fund or otherwise dealt with for capital purposes only.

3.10	To grant, convey, transfer or otherwise dispose of any property or asset of the Company of whatever nature or tenure for such price, consideration, sum or other return whether equal to or less than the market value thereof and whether by way of gift or other wise as the Directors shall deem fit and to grant my fee farm grant or lease or to enter into any agreement for letting or hire of any such property or asset for a rent or return equal to or less than the market or rack rent therefor or at no rent and subject to or free from covenants and restrictions as the Directors shall deem appropriate.

3.11	To acquire and undertake the whole or any part of the business, good-will and assets of any person, firm or company carrying on or proposing to carry on any of the businesses which this Company is authorised to carry on, and as part of the consideration for such acquisition to undertake all or any of the liabilities of such person, firm or company, or to acquire an interest in, amalgamate with, or enter into any arrangement for sharing profits, or for co-operation, or for limiting competition or for mutual assistance with any such person, firm or company and to give or accept by way of consideration for any of the acts or things, aforesaid or property acquired, any shares, debentures, debenture stock or securities that may be agreed upon, and to hold and retain or sell, mortgage or deal with any shares, debentures, debenture stock or securities so received.

3.12	To apply for, purchase or otherwise acquire any patents, brevets d’invention, licences, concessions and the like conferring any exclusive or non-exclusive or limited rights to use or any secret or other information as to any invention which may seem capable of being used for any of the purposes of the Company or the acquisition of which may seem calculated directly or indirectly to benefit the Company, and to use exercise, develop or grant licences in respect of or otherwise turn to account the property, rights or information so acquired.

3.13	To enter into partnership or into any arrangement for sharing profits, union of interests, co-operation, joint venture, reciprocal concession or otherwise with any person or company carrying on or engaged in or about to carry on or engage in any business or transaction, which the Company is authorised to carry on or

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engage m or any business or transaction capable of being conducted so as directly to benefit this Company.

3.14	To invest and deal with the moneys of the Company not immediately required upon such securities and in such manner as may from time to time be determined.

3.15	To lend money to and guarantee the performance of the contracts or obligations of any company, firm or person, and the repayment of the capital and principal of, and dividends, interest or premiums payable on, any stock, shares and securities of any company, whether having objects similar to those of this Company or not, and to give all kinds of indemnities.

3.16	As an object of the Company and as a pursuit in itself or otherwise, and whether for the purpose of making a profit or avoiding a loss or for any other purpose whatsoever, to engage in currency and interest rate transactions, credit default swaps, hedges or other transactions and any other financial or other transaction of whatever nature, including, any transaction for the purpose of, or capable of being for the purposes of, avoiding, reducing, minimising, hedging against or otherwise managing the risk of any loss, cost, expense or liability arising, or which may arise, directly or indirectly, from a change or changes in any interest rate or currency exchange rate or in the price or value of any property, asset, commodity, index or liability or the credit standing or any person or entity or from any other risk or factor affecting the Company's undertaking and business, including but not limited to dealings, whether involving purchases, sales or otherwise in any credit default contracts, currency, spot and forward exchange rate contracts, forward rate agreements caps, floors and collars, futures, options, swaps, and any other credit default currency interest rate an other hedging arrangements and such other instruments as are similar to, or derivatives of any of the foregoing.

3.17	To guarantee, support or secure, whether by personal covenant or by mortgaging or charging all or any part of the undertaking, property and assets (both present and future) and uncalled capital of the Company, or by both such methods, the performance of the obligations of, and the repayment or payment of the principal amounts of and premiums, interest and dividends on any securities of, any person, firm or company including (without prejudice to the generality of the foregoing) any Company which is for the time being the Company's holding company as defined by Section 8 of the Companies Act 2014 or a subsidiary as therein defined of any such holding company or otherwise associated with the Company in business.

3.18	To borrow or secure the payment of money in such manner as the Company shall think fit, and in particular by the issue of debentures, debenture stocks, bonds, obligations and securities of all kinds, either perpetual or terminable and either redeemable or otherwise and to secure the repayment of any money borrowed, raised or owing by trust deed, mortgage, charge, or lien upon the whole or any part of the Company's property or assets (whether present or future) including its uncalled capital, and also by a similar trust deed, mortgage, charge or lien to secure and guarantee the performance by the Company of any obligation or liability it may undertake.

3.19	To issue, buy, hold (without necessarily cancelling or redeeming) and subsequently sell any such debentures.

3.20	To draw, make, accept, endorse, discount, execute, negotiate and issue promissory notes, bills of exchange, bills of lading, warrants, debentures and other negotiable or transferable instruments.

3.21	To subscribe for, take, purchase or otherwise acquire and hold shares or other interests in, or securities of any other company having objects altogether or in part similar to those of this Company, or carrying on any business capable of being conducted so as directly or indirectly to benefit this Company.

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3.22	To hold in trust as trustees or as nominees and to deal with, manage and turn to account, any real or personal property of any kind, and in particular shares, stocks, debentures, securities, policies, book debts, claims and choses in actions, lands, buildings, hereditaments, business concerns and undertakings, mortgages, charges, annuities, patents, licences, and any interest in real or personal property, and any claims against such properly or against any person or company.

3.23	To constitute any trusts with a view to the issue of preferred and deferred or other special stocks or securities based on or representing any shares, stocks and other assets specifically appropriated for the purpose of any such trust and to settle and regulate and if thought fit to undertake and execute any such trusts and to issue dispose of or hold any such preferred, deferred or other special stocks or securities.

3.24	To give any guarantee in relation to the payment of any debentures, debenture stock, bonds, obligations or securities and to guarantee the payment of interest thereon or of dividends on any stocks or shares of any company.

3.25	To construct, erect and maintain buildings, houses, flats, shops and all other works, erections, and things of any description whatsoever either upon the lands acquired by the Company or upon other lands and to hold, retain as investments or to sell, let, alienate, mortgage, charge or deal with all or any of the same and generally to alter, develop and improve the lands and other property of the Company.

3.26	To provide for the welfare of persons in the employment of or holding office under or formerly in the employment of or holding office under the Company including Directors and ex-Directors of the Company and the wives, widows and families, dependants or connections of such persons by grants of money, pensions or other payments and by forming and contributing to pension, provident or benefit funds or profit sharing or co-partnership schemes for the benefit of such persons and to form, subscribe to or otherwise aid charitable, benevolent, religious, scientific, national or other institutions, exhibitions or objects which shall have any moral or other claims to support or aid by the Company by reason of the locality of its operation or otherwise.

3.27	To remunerate by cash payments or allotment of shares or securities of the "Company credited' as fully paid up or otherwise any person", or company for services rendered or to be rendered to the Company whether in the conduct or management of its business, or in placing or assisting to place or guaranteeing the placing of any of the shares of the Company's capital, or any debentures or other securities of the Company or in or about the formation or promotion of the Company.

3.28	To enter into and carry into effect any arrangement for joint working in business or for sharing of profits or for amalgamation with any other company or association or any partnership or person carrying on any business within the objects of the Company.

3.29	To distribute in specie or otherwise as may be resolved, any assets of the Company among its members and in particular the shares, debentures or other securities of any other company belonging to this Company or of which this Company may have the power of disposing.

3.30	To vest any real or personal property, rights or interest acquired or belonging to the Company in any person or company on behalf of or for the benefit of the Company, and with or without any declared trust in favour of the Company.

3.31	To transact or carry on any business which may seem to be capable of being conveniently carried on in connection with any of these objects or calculated

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directly or indirectly to enhance the value of or facilitate the realisation of or render profitable any of the Company's property or rights.

3.32	To accept stock or shares in or debentures, mortgages or securities of any other company in payment or part payment for any services rendered or for any sale made to or debt owing from any such company, whether such shares shall be wholly or partly paid up.

3.33	To pay all costs, charges and expenses incurred or sustained in or about the promotion and establishment of the Company or which the Company shall consider to be preliminary thereto and to issue shares as fully or in part paid up, and to pay out of the funds of the Company all brokerage and charges incidental thereto.

3.34	To procure the Company to be registered or recognised in any part of the United Kingdom of Great Britain and Northern Ireland or in any colony or dependency or possession thereof or in any foreign country or in any colony or dependency of any such foreign country.

3.35	To do all or any of the matters hereby authorised in any part of the world or in conjunction with or as trustee or agent for any other company or person or by or through any factors, trustees or agents.

3.36	To make gifts or grant bonuses to the Directors or any other persons who are or have been in the employment of the Company including substitute and alternate directors.

3.37	To do all such other things that the Company may consider incidental or conducive to the attainment of the above objects or as are usually carried on in connection therewith.

3.38	The objects set forth in any sub-clause of this clause shall be regarded as independent objects and shall not, except, where the context expressly so requires, be in any way limited, or restricted by reference to or inference from the terms of any other sub-clause, or by the name of the Company. None of such sub-clauses or the objects therein specified or the powers thereby conferred shall be deemed subsidiary or auxiliary merely to the objects mentioned in the first sub-clause of this clause, but the Company shall have full power to exercise all or any of the powers conferred by any part of this clause in any part of the world notwithstanding that the business, property or acts proposed to be transacted, acquired or performed do not fall within the objects of the first sub-clause of this clause.

3.39	NOTE: It is hereby declared that the word "company" in this clause, except where used in reference to this Company shall be deemed to include any partnership or other body of persons whether incorporated or not incorporated and whether domiciled in Ireland or elsewhere and the intention is that the objects specified in each paragraph of this clause shall except where otherwise expressed in such paragraph be in no way limited or restricted by reference to or inference from the terms of any other paragraph.

3.40	It is hereby declared that for the purpose of this Memorandum of Association the word "securities" shall include, without limitation, debt obligations, debt securities, debt instruments, debentures, debenture stock, bonds, notes, loan stock, loan notes, loans, promissory notes, commercial paper, shares, equity securities, convertible debt, convertible equity securities, quasi-equity securities, quasi-debt securities, warrants, commodities, any certificates representing any commodities, securities in respect of which the return and/or redemption amount is calculated by reference to any index, price or rate options contracts, futures contracts, contracts for differences, swaps, forward rate agreements, policies of assurance, bills of exchange and other negotiable or transferable instruments, currencies, money

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market instruments and financial instruments and securities of whatsoever nature howsoever described whether transferable or negotiable or not and whether perpetual or not and whether issued or guaranteed by or constituting obligations of the Company or any other person, company, partnership or trust of whatsoever nature wherever formed or registered or carrying on business of any sovereign government or any of its political sub-divisions, agencies or instrumentalities, or any supranational or public international body or any of its agencies or instrumentalities or any public body or authority supreme, dependent, municipal, local or otherwise in any part of the world.

4.	The liability of the members is limited.

5.	The authorised share capital of the Company is US$10,250,000 and €200,000 divided into 1,000,000,000 Ordinary Shares of US$0.01 each, 25,000,000 Deferred Shares of US$0.01 each, 100,000 Euro Ordinary Shares of €1.00 each and 100,000 Euro Deferred Shares of €1.00 each respectively.

6.	The shares forming the capital, increased or reduced, may be increased or reduced and be divided into such classes and issued with any special rights, privileges and conditions or with such qualifications as regards preference, dividend, capital, voting or other special incidents, and be held upon such terms as may be attached thereto or as may from time to time be provided by the original or any substituted or amended articles of association and regulations of the Company for the time being, but so that where shares are issued with any preferential or special rights attached thereto such rights shall not be alterable otherwise than pursuant to the provisions of the Company’s articles association for the time being.

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ARTICLES OF ASSOCIATION

of

INNOCOLL HOLDINGS PUBLIC LIMITED COMPANY

(as adopted by special resolution dated 9 December 2015)

PART I - PRELIMINARY

1.	Optional Provisions of the Companies Act 2014 (the “Act”)

1.1	Without prejudice to Section 1007(4) of the Act and save as otherwise expressly provided in this Constitution, where a provision of this Constitution covers substantially the same subject matter as any optional provisions (as defined in Section 1007(2) of the Act) of the Act, any such optional provision shall be deemed not to apply to the Company and, for the avoidance of doubt, this Constitution shall be deemed to have effect and prevail over the terms of such optional provisions.

1.2	For the avoidance of doubt the provisions of Sections 178(2) and 1090 of the Act shall be disapplied for the purposes of this Constitution.

PART II - SHARES

2.	Share Capital

2.1	The authorised share capital of the Company is US$10,250,000 and €200,000 divided into 1,000,000,000 Ordinary Shares of US$0.01 each, 25,000,000 Deferred Shares of US$0.01 each, 100,000 Euro Ordinary Shares of €1.00 each and 100,000 Euro Deferred Shares of €1.00 each.

2.2	Save as set out hereunder the Ordinary Shares and the Euro Ordinary Shares shall rank pari passu with one another in all respects.

3.	Ordinary Shares

3.1	On the receipt by a Holder of Ordinary Shares of cash compensation in connection with the Merger (a “Withdrawing Shareholder”), the Company may, by the service of a Company Conversion Notice, convert some or all of the Ordinary Shares held by a Withdrawing Shareholder (the “Withdrawing Shares”) into fully paid Deferred Shares on a one for one basis. Upon conversion, the Withdrawing Shares shall convert by an automatic process of re-designation into Deferred Shares, without any further action by a Withdrawing Shareholder.

3.2	The conversion of any Ordinary Shares into Deferred Shares in accordance with this Article 3 shall not constitute an alteration, abrogation, variation or modification of the rights attached to those classes of shares.

3.3	For the purposes of these Articles:

3.3.1	“Company Conversion Notice” means a notice in writing from the Company to a Holder of Ordinary Shares notifying them of the conversion of a specified number of the Ordinary Shares held by them in accordance with Article 4; and

3.3.2	“Merger” means the cross-border merger between Innocoll AG and the Company with Innocoll AG being the disappearing entity and the Company being the surviving entity in a merger by acquisition.

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4.	Deferred Shares

4.1	The holders of the Deferred Shares will not be entitled to receive any dividend or distribution and will not be entitled to receive notice of, nor to attend, speak or vote at any meeting of some or all of the Shareholders of the Company. On a return of assets, whether on liquidation or otherwise, the holders of the Deferred Shares will only be entitled to the payment of a total of €0.001 on such shares provided the net proceeds of the liquidation exceed €100,000,000,000,000 pari passu with the holders of Ordinary Shares and the Euro Deferred Shares and the holders of the Deferred Shares will not be entitled to any further participation in the assets or profits of the Company thereafter.

4.2	The Company may at any time by serving notice on a Holder of the Deferred Shares:

4.2.1	acquire some or all of the Deferred Shares held by that Holder otherwise than for valuable consideration in accordance with section 102(1) of the Act;

4.2.2	appoint any person to execute on behalf of such Holder a transfer(s) in respect of the said Deferred Shares and/or an agreement to transfer the same otherwise than for valuable consideration to the Company (or to any such other person as the Company may nominate) and/or any other document the Board considers necessary or desirable to effectuate the aforementioned acquisition; and

4.2.3	cancel any Deferred Shares so acquired.

4.3	A Holder of Deferred Shares may at any time, by serving notice on the Company, request the Company to acquire some or all of the Deferred Shares held by that Holder otherwise than for valuable consideration in accordance with section 102(1) of the Act. In that event, the Company may:

4.3.1	appoint any person to execute on behalf of the requesting Holder a transfer(s) in respect of the said Deferred Shares and/or an agreement to transfer the same otherwise than for valuable consideration to the Company (or to any such other person as the Company may nominate) and/or any other document the Board considers necessary or desirable to effectuate the aforementioned acquisition; and

4.3.2	cancel any Deferred Shares so acquired.

4.4	In accordance with section 1040(3) of the Act the Company shall, not later than three years after any acquisition by it of any Deferred Shares as aforesaid, cancel such shares (except those which, or any interest of the Company in which, it shall have previously disposed of) and reduce the amount of the issued share capital by the nominal value of the shares so cancelled and the Directors may take such steps as are requisite to enable the Company to carry out its obligations under that subsection without complying with sections 84 and 85 of the Act.

4.5	Neither the acquisition by the Company otherwise than for valuable consideration of all or any of the Deferred Shares as aforesaid nor the cancellation thereof by the Company in accordance with this Article 4 shall constitute a variation or abrogation of the rights or privileges attached to the Deferred Shares and accordingly the Deferred Shares or any of them may be so acquired, redeemed and cancelled without any such consent or sanction on the part of the holders thereof. The rights conferred upon the Holders of the Deferred Shares shall not be deemed to be varied or abrogated by the creation of further shares ranking in priority thereto or pari passu therewith.

5.	Euro Deferred Shares

5.1	The holders of the Euro Deferred Shares will not be entitled to receive any dividend or distribution and will not be entitled to receive notice of, nor to attend, speak or vote at any meeting of some or all of the Shareholders of the Company. On a return of assets, whether on liquidation or otherwise, the holders of the Euro Deferred Shares will

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only be entitled to the payment of an aggregate sum of €0.001 on all such shares provided the net proceeds of the liquidation exceed €100,000,000,000 pari passu with the holders of Ordinary Shares and the Deferred Shares and the holders of the Euro Deferred Shares will not be entitled to any further participation in the assets or profits of the Company thereafter.

5.2	The Company may at any time by serving notice on the Holders of the Euro Deferred Shares:

5.2.1	acquire all or any of the Euro Deferred Shares in issue otherwise than for valuable consideration in accordance with section 102(1) of the Act and without obtaining the sanction of the Holders thereof;

5.2.2	appoint any person to execute on behalf of the Holders of the said Euro Deferred Shares a transfer thereof and/or an agreement to transfer the same otherwise than for valuable consideration to the Company (or to any such other person as the Company may nominate) and/or any other document the Board considers necessary or desirable to effectuate the aforementioned acquisition;

5.2.3	cancel any Euro Deferred Shares so acquired; and

5.2.4	pending such acquisition and/or transfer, retain the certificate (if any) for such Euro Deferred Shares.

5.3	In accordance with section 1040(3) of the Act the Company shall, not later than three years after any acquisition by it of any Euro Deferred Shares as aforesaid, cancel such shares (except those which, or any interest of the Company in which, it shall have previously disposed of) and reduce the amount of the issued share capital by the nominal value of the shares so cancelled and the Directors may take such steps as are requisite to enable the Company to carry out its obligations under that subsection without complying with sections 84 and 85 of the Act.

5.4	Neither the acquisition by the Company otherwise than for valuable consideration of all or any of the Euro Deferred Shares as aforesaid nor the cancellation thereof by the Company in accordance with this Article 5 shall constitute a variation or abrogation of the rights or privileges attached to the Euro Deferred Shares and accordingly the Euro Deferred Shares or any of them may be so acquired, redeemed and cancelled without any such consent or sanction on the part of the holders thereof. The rights conferred upon the Holders of the Euro Deferred Shares shall not be deemed to be varied or abrogated by the creation of further shares ranking in priority thereto or pari passu therewith.

6.	Authority to Allot Shares

6.1	The Directors shall, for the purposes of Section 1021 of the Act be generally and unconditionally authorised to allot relevant securities as defined by the said Section 1021 up to an amount equal to the authorised but unissued share capital of the Company at the date of resolution adopting this Constitution and to allot and issue any shares purchased by the Company pursuant to the provisions of the Act and held as treasury shares.

6.2	The authority conferred by this Article shall expire on the fifth anniversary of the date of resolution adopting this Constitution unless previously renewed, varied or revoked by the Company in general meeting. The Company may before such expiry make an offer or agreement, which would or might require relevant securities to be allotted after such expiry and the Directors may allot relevant securities in pursuance of such offer or agreement, notwithstanding that the authority hereby conferred has expired.

7.	Issue of New Shares

7.1	Subject to the Directors being duly authorised for the purposes of Section 1021 of the Act (i) all unissued shares (including treasury shares, as defined by Section 109 of the Act) shall be at the disposal of the Directors, and they may allot, grant options over or otherwise dispose

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of them to such persons on such terms and conditions and at such times as they may consider to be in the best interests of the Company and its shareholders and (ii) the pre-emption provisions of sub-section (1) of Section 1022 of the Act shall not apply to any allotment by the Company of equity securities (as defined in Section 1023 of the Act).

7.2	The Company may issue warrants to subscribe to any person to whom the Company has granted the right to subscribe for shares in the Company certifying the right of the registered holder to subscribe for shares in the Company upon such terms and conditions as the right may have been granted.

8.	Redeemable Shares

8.1	Subject to the provisions of the Act, any shares may be issued on the terms that they are, or, at the option of the Company are, liable to be redeemed on such terms and in such manner as the Company before the issue of the shares may by special resolution determine.

8.2	The Company may convert any of its shares into Redeemable Shares.

9.	Purchase of Own Shares

9.1	Subject to the provisions of and to the extent permitted by the Act and subject to any rights conferred on the holders of any class of shares, the Company may purchase any of its shares of any class and may cancel any shares so purchased or hold them as treasury shares (within the meaning of Section 109 of the Act) with liberty to reissue any such share or shares as shares of any class or classes.

9.2	The Company shall not be required to select the shares to be purchased on a pro rata basis or in any particular manner as between the holders of the shares of the same class or as between the holders of shares of different classes.

10.	Lien on Shares

The Company shall have a first and paramount lien on every share for all moneys (whether immediately payable or not) called or payable at a fixed time in respect of that share, and the Company shall also have a first and paramount lien on all shares standing registered in the name of any person whether he or she be the sole registered holder thereof or one of two joint holders for all moneys immediately payable by him or her or his or her estate to the Company, but the Directors may at any time declare any share to be wholly or in part exempt from the provisions of this Regulation. The Company's lien on a share shall extend to all dividends payable thereon.

11.	Instrument of Transfer

The instrument of transfer of any share shall be executed by or on behalf of the transferor, save that if the share concerned (on one or more of the shares concerned) is not fully paid, the instrument shall be executed by or on behalf of the transferor and the transferee.

12.	Approval of Transfers by Directors

12.1	The directors of the Company may in their absolute discretion, and without assigning any reason for doing so, decline to register the transfer of any share.

12.2	The directors’ power to decline to register a transfer of shares (other than on account of a matter specified in paragraph 9.3 shall cease to be exercisable on the expiry of two months after the date of delivery to the Company of the instrument of transfer of the share.

12.3	The directors may decline to register any instrument of transfer unless:

12.3.1	A fee of €10.00 or such lesser sum as the directors may from time to time require, is paid to the Company in respect of it;

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12.3.2	The instrument of transfer is accompanied by the certificate of the shares to which it relates and such other evidence as the directors may reasonably require to show the right of the transferor to make the transfer; and

12.3.3	The instrument of transfer is in respect of one class of share only.

12.4	If the directors refuse to register a transfer they shall, within two months after the date on which the transfer was lodged with the Company, send to the transferee notice of the refusal.

12.5	The registration of transfers of shares in the Company may be suspended at such times and for such periods, not exceeding in the whole 30 days in each year, as the directors may from time to time determine.

PART III - GENERAL MEETINGS

13.	Location of General Meetings

13.1	An annual general meeting of the Company or an extraordinary general meeting of it may be held inside or outside of the State.

13.2	If the Company holds its annual general meeting or any extraordinary general meeting outside of the State then, unless all of the members entitled to attend and vote at such meeting consent in writing to its being held outside of the State, the Company shall make, at the Company’s expense, all necessary arrangements to ensure that members can be technological means participate in any such meeting without leaving the State.

13.3	A meeting referred to in the foregoing Articles may be held in two or more venues (whether inside or outside of the State) at the same time using any technology that provides members, as a whole, with a reasonable opportunity to participate.

14.	Determination of Resolutions

At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless before, or on the declaration of the result of, the show of hands, a poll is duly demanded. Unless a poll is so demanded, a declaration by the Chairman that a resolution has been carried or carried unanimously, or by a particular majority, or lost, or not carried by a particular majority and an entry to that effect in the minutes of the meeting, shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against the resolution.

15.	Right to Demand Poll

A poll may be demanded by (i) the Chairman, or (ii) at least three members present in person or by proxy, or (iii) any member or members present in person or by proxy and representing not less than ten per cent of the total voting rights of all the members of the Company having the right to vote at the meeting, or (iv) a member or members holding shares in the Company conferring the right to vote at the meeting, being shares on which an aggregate sum has been paid up equal to not less than ten per cent of the total sum paid up on all the shares conferring voting rights. The demand for a poll may be withdrawn by the person or person who made the demand.

16.	Members’ Resolutions in Writing

16.1	A resolution in writing signed by all the members of the Company for the time being entitled to attend and vote on such resolution at a general meeting (or being bodies corporate by their duly appointed representatives) shall be as valid and effective for all purposes as if the resolution had been passed at a general meeting of the Company duly convened and held, and may consist of several documents in like form each signed by one or more persons, and if described as a special resolution shall be deemed to be a special resolution.

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16.2	A resolution passed in accordance with paragraph 13.1 shall be deemed to have been passed at a meeting held on the date on which it was signed by the last member to sign, and, where the resolution states a date as being the date of his or her signature thereof by any member, the statement shall be prima facie evidence that it was signed by him or her on that date.

16.3	If a resolution passed in accordance with paragraph 13.1 is not contemporaneously signed, the Company shall notify the members, within 21 days after the date of delivery to it of the documents referred to in paragraph 13.4 of the fact that the resolution has been passed.

16.4	The signatories of a resolution passed in accordance with paragraph 13.1 shall, within 14 days after the date of its passing, procure delivery to the Company of the documents constituting the written resolution; without prejudice to the use of the other means of delivery generally permitted by the Act, such delivery may be effected by electronic mail or the use of a facsimile machine.

16.5	This regulation does not apply to a resolution to remove a director or a resolution to effect the removal of a statutory auditor from office, or so as not to continue him or her in office.

16.6	A resolution referred to in paragraph 13.1 may be signed by electronic signature or advanced electronic signature.

PART IV – DIRECTORS

17.	Number of Directors

The number of Directors shall be not less than two.

18.	Right to Attend Meetings

A Director shall not require a share qualification but nevertheless shall be entitled to receive notice of and to attend and speak at any general meeting of or any separate meeting of the holders of any class of shares in the Company.

19.	Alternate Directors

19.1	Any Director may by writing under his or her hand appoint:

19.1.1	any other Director; or

19.1.2	any other person who is approved by the Directors as hereinafter provided;

to be his or her alternate provided always that no such appointment of a person other than a Director shall be operative unless and until such appointment shall be approved by resolution of the Board of Directors.

19.2	An alternate Director shall be entitled to receive notices of all meetings of the Directors and of all meetings of committees of Directors of which his or her appointor is a member, to attend and vote at any such meeting at which the Director appointing him or her is not personally present and, in the absence of his or her appointor, to exercise all the powers, rights, duties and authorities of his or her appointor as a Director (other than the right to appoint an alternate hereunder).

19.3	Save as otherwise provided in this Constitution, an alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his or her own acts and defaults and he or she shall not be deemed to be the agent of the Director appointing him or her. The remuneration of any such alternate Director shall be payable out of the remuneration paid to the Director appointing him or her and shall consist of such portion of the last mentioned remuneration as shall be agreed between the alternate and the Director appointing him or her.

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19.4	A Director may at any time revoke the appointment of any alternate appointed by him or her. If a Director shall die or cease to hold the office of Director, the appointment of his or her alternate shall thereupon cease and determine but, if a Director retires but is re-appointed or deemed to have been re-appointed at the meeting at which he or she retires, any appointment of an alternate Director made by him or her which was in force immediately prior to his or her retirement shall continue after his or her re-appointment.

19.5	Any appointment or revocation by a Director under this Article shall be effected by notice in writing given under his or her hand to the Secretary or deposited at the registered office of the Company or in any other manner approved by the Directors.

20.	Regulation and Convening of Directors' Meetings

20.1	Subject to the provisions of this Constitution, the Directors may regulate their proceedings as they think fit. A Director may, and the Secretary at the request of a Director shall, call a meeting of the Directors. Any Director may waive notice of any meeting and any such waiver may be retrospective.

20.2	Notice of a meeting of the Directors shall be deemed to be duly given to a Director if it is given to him or her personally or sent in writing by delivery, post, telefax, electronic mail or any other means of communication approved by the Directors to him or her at his or her last known address or any other address given by him or her to the Company for this purpose.

21.	Quorum for Directors' Meetings

The quorum for the transaction of the business of the Directors may be fixed by the Directors and unless so fixed at any other number shall be two. A person who holds office only as an alternate Director shall, if his or her appointor is not present, be counted in the quorum but, notwithstanding that such person may act as alternate Director for more than one Director, he or she shall not count as more than one for the purposes of determining whether a quorum is present.

22.	Voting at Directors' Meetings

22.1	Questions arising at any meeting of Directors shall be decided by a majority of votes. Each Director present and voting shall have one vote. Where there is an equality of votes, the chairman of the meeting shall have a second or casting vote. Any person who acts as an alternate Director for one or more Directors shall be entitled, in the absence of any such appointor from a meeting, to a separate vote at such meeting on behalf of each such appointor, in addition to the vote such person will have at the meeting if he or she is a Director.

22.2	Each Director present at a meeting of Directors shall, in addition to his or her own vote, be entitled to one vote in respect of each other Director not present at the meeting who shall have authorised him or her (the "Authorised Director") in respect of such meeting to vote for such other Director in the absence of such other Director, provided that:

22.2.1	no Authorised Director shall be entitled to any vote at a meeting on behalf of another Director pursuant to any such authority if the other Director shall have appointed an alternate Director and that alternate Director is present at the meeting at which the Authorised Director proposes to vote pursuant to the provisions of such authority;

22.2.2	any such authority may specifically provide that, in the absence of the Authorised Director from any meeting, his or her alternate, if present at the meeting, may exercise the authority instead of the Authorised Director and unless such provision is so made, no alternate Director of the Authorised Director shall be entitled to exercise any such authority on his or her behalf; and

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22.2.3	if, pursuant to any of the provisions of this paragraph, an alternate Director shall become authorised to exercise any vote, he or she shall not be entitled to authorise any person other than himself or herself to exercise such vote.

22.3	Any such authority may relate generally to all meetings of the Directors or to any specified meeting or meetings and must be in writing and may be sent by delivery, post, telefax, electronic mail or any other means of communication approved by the Directors. The authority must be delivered to the Secretary for filing prior to or must be produced at the first meeting at which a vote is to be cast pursuant thereto.

22.4	A Director may vote in respect of any contract, appointment or arrangement in which he is interested, and he shall be counted in the quorum present at the meeting.

23.	Directors' Resolutions in Writing

A resolution or other document in writing signed by all the Directors entitled to receive notice of a meeting of Directors or of a committee of Directors shall be as valid as if it had been passed at a meeting of Directors or (as the case may be) a committee of Directors duly convened and held and may consist of several documents in the like form each signed by one or more Directors but a resolution signed by an alternate Director need not also be signed by his or her appointor and, if it is signed by a Director who has appointed an alternate Director, it need not be signed by the alternate Director in that capacity. A document signed by a Director of which a facsimile copy is transmitted to the Company at its offices shall be regarded as being signed by the Director concerned.

24.	Participation in Meetings

Any Director or alternate Director may participate in a meeting of the Directors or any committee of the Directors by means of conference telephone or other telecommunications equipment by means of which all persons participating in the meeting can hear each other speak and such participation in a meeting shall constitute presence in person at the meeting.

25.	Retirement by Rotation

A Director shall not retire by rotation and the optional provisions set out in Section 1090 of the Act shall be modified accordingly.

26.	Eligibility for Appointment

No person shall be appointed a Director at any general meeting unless he or she is recommended by the Directors or not less than three nor more than twenty-one days before the date appointed for the meeting, notice executed by a member qualified to vote at the meeting has been given to the Company of the intention to propose that person for appointment stating with respect to such person to be proposed the particulars which would, if he or she were so appointed, be required to be included in the Company's register of Directors together with notice executed by that person of his or her willingness to be appointed.

27.	Appointment of Additional Directors

27.1	The Company may by ordinary resolution appoint a person to be a Director either to fill a vacancy or as an additional Director.

27.2	In addition and without prejudice to the powers of the Company under paragraph (a), the Directors may appoint a person who is willing to act to be a Director, either to fill a vacancy or as an additional Director, any directors so appointed shall not be required to retire from office at the annual general meeting next following his or her appointment and Section 144(3) (c) of the Act.

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28.	Vacation of Office

The office of a Director shall be vacated if the Director:

28.1	is adjudged bankrupt in the State or in any part of the World or makes any arrangement or composition with his or her creditors generally;

28.2	a declaration of restriction is made in relation to him pursuant to Part 14 of the Act;

28.3	becomes the subject of a Disqualification Order within the meaning of Part 14 of the Act;

28.4	in the opinion of all his or her co-Directors becomes incapable by reason of mental disorder of discharging his or her duties as Director;

28.5	resigns such office by notice in writing to the Company;

28.6	is convicted of an indictable offence (other than an offence under the Road Traffic Acts for which he or she is not sentenced to imprisonment and actually imprisoned) unless the Directors otherwise determine; or

28.7	is removed from office by a resolution duly passed pursuant to Section 146 of the Act or under the provisions of the next succeeding Article hereof.

29.	General Meeting Powers

In addition to and without prejudice to the provisions of the Act, the Company may by ordinary resolution remove any Director before the expiration of his or her period of office notwithstanding anything in these regulations or in any agreement between the Company and such Director. Any such removal shall be without prejudice to any claim such Director may have for damages for breach of any contract of service between him or her and the Company. The Company may by ordinary resolution appoint another person in place of any Director so removed from office. A person appointed in place of a Director so removed shall be subject to retirement at the same time as if he or she had become a Director on the day on which the Director in whose place he or she is appointed was last elected a Director.

30.	Designation as Directors

The Directors may at any time and from time to time by resolution appoint any one or more persons (not being Directors) in the employment of the Company to a post with a title or designation which includes the word "director" as part of the title or designation in conjunction with some other descriptive word. Subject as provided in this Article, such appointment shall be on such terms as the Directors shall decide but the Directors shall be entitled by resolution to revoke such appointment at any time. Any such appointment or revocation shall not affect the terms and conditions of employment of such person with the Company and the revocation of any such appointment shall not entitle such person to any claim against the Company. Any person appointed to any such post in accordance with this Article shall not be a member of the Board of Directors of the Company or have any of the rights or be under any of the obligations of a Director nor shall his or her title or designation be taken or deemed to imply that the holder thereof is a Director or authorised or empowered to act as one. Any person appointed to any such post in accordance with this Article shall not be entitled to notice of or to attend any meeting of the Board of Directors of the Company but he or she shall attend if so requested by the Board.

31.	Additional Remuneration of Directors

Any Director who serves on any committee or who devotes special attention to the business of the Company or who otherwise performs services which in the opinion of the Directors are outside the scope of the ordinary duties of a Director, may be paid such extra remuneration by way of salary, percentage of profits or otherwise as the Directors may determine.

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PART V – POWERS OF DIRECTORS

32.	Borrowing Powers

Subject to Part 17 of the Act, the Directors may exercise all the powers of the Company to borrow or raise money, and to mortgage or charge its undertaking, property, assets, and uncalled capital or any part thereof and to issue debentures, debenture stock, notes or bonds (including eurobonds) and other securities whether outright or as collateral security for any debt, liability or obligation of the Company or of any third party, without any limitation as to amount.

33.	Contributions

Amounts received by the Company by way of contribution to the Company, to its capital or otherwise, may be applied by the Company to the extent permitted by law, including distribution to the members by way of dividend or otherwise, and pending such application, may be credited to one or more reserves.

34.	Pension Matters

The Directors may establish and maintain or procure the establishment and maintenance of any non-contributory or contributory pension or superannuation funds for the benefit of and give or procure the giving of donations, gratuities, pensions, allowances or emoluments to any persons who are or were at any time in the employment or service of the Company or of any company which is a subsidiary of the Company or is allied to or associated with the Company or with any such subsidiary or who are or were at any time Directors or officers of the Company or of any such other company aforesaid and hold or have at any time held any salaried employment or office in the Company or such other company and the wives, widows, families and dependants of any such persons and also establish and subsidise or subscribe to any institutions, associations, clubs or funds calculated to be for the benefit of or to advance the interests and well-being of the Company or any such other company as aforesaid or of any such persons as aforesaid and make payments for or towards the insurance of any such persons as aforesaid and subscribe or guarantee money for any charitable or benevolent objects or for any exhibition or for any public general or useful object and do any of the matters aforesaid either alone or in conjunction with any such other company as aforesaid. Any Director who holds or has held any such employment or office shall be entitled to participate in and retain for his or her own benefit any such donation, gratuity, pension, allowance or emolument to the extent and upon such terms as may for the time being be permitted or required by law.

35.	Personal Use of Company’s Assets

For the purposes of section 228(1)(d) of the Act, the reasonable personal use by a director of any assets of the Company and made available for use by the director in connection with the business and affairs of the Company shall be permitted, subject to any restrictions imposed by the Company whether under contract or otherwise.

PART VI - GENERAL

36.	Notices

36.1	A notice or other document to be given, served or delivered in pursuance of this Constitution or otherwise may be given to, served on or delivered to any member by the Company:

36.1.1	by handing it to the member or his or her authorised agent;

36.1.2	by leaving it at the registered address of the member;

36.1.3	by sending it by post in a pre-paid cover addressed to the member at his or her registered address; or

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36.1.4	by sending it by telefax or electronic message to the number or address or one of the numbers and/or addresses (if any) which the member may have furnished to the Company for the purposes of notices and/or documents being given, served or delivered to him or her.

36.2	Where a notice or document is given, served or delivered pursuant to sub-paragraph (a) (i) or (ii), the giving, service or delivery shall be deemed to have been effected at the time when it was handed to the member or his or her authorised agent, or left at the member’s registered address (as the case may be).

36.3	Where a notice or document is given, served or delivered pursuant to sub-paragraph (a) (iii), the giving, service or delivery shall be deemed to have been effected at the expiration of twenty four hours after the cover containing it was posted. In proving such service or delivery it shall be sufficient to prove that such cover was properly addressed, stamped and posted.

36.4	Where a notice or document is given, served or delivered pursuant to sub-paragraph (a) (iv), the giving, service or delivery shall be deemed to have been effected at the time of transmission of the telefax or electronic message. In proving such service or delivery it shall be sufficient to prove that the machine or equipment sending such telefax or electronic message generated a proper transmission report showing a good transmission of such telefax or electronic message.

37.	Effect of Prior Notices

Every person who, by operation of law, transfer, or other means shall become entitled to any share shall be bound by every notice or other document which, previous to his or her name and address being entered on the register in respect of such share, shall have been given to the person in whose name the share shall have been previously registered.

38.	Notice to Deceased Shareholders

Any notice or document sent by post to the registered address of any member in pursuance of these presents shall, notwithstanding that such member be then deceased, and whether or not the Company have notice of his or her decease, be deemed to have been duly served in respect of any shares held by such member (whether solely or jointly with another person or persons) until some other person or persons be registered in his or her stead as the holder or joint holders thereof, and such service shall for all purposes of these presents be deemed a sufficient service of such notice or document on his or her executors or administrators, and all persons (if any) jointly interested with him or her in any such share.

39.	Signature to Notices

The signature to any notice to be given by the Company may be written or printed.

40.	Indemnity

40.1	Subject to the provisions of and so far as may be admitted by the Act, every Director, managing director, chief executive, auditor, Secretary or other officer of the Company shall be entitled to be indemnified by the Company against all costs, charges, losses, expenses and liabilities incurred by him in the execution and discharge of his duties or in relation thereto including any liability incurred by him in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of the Company and in which judgement is given in his favour (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him by the Court.

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40.2	The Directors shall have power to purchase and maintain for any Director or officer of the Company insurance against any such liability as referred to in Section 235 of the Act.

41.	Secrecy

No member shall be entitled to require discovery of or any information respecting any detail of the trading of the Company or any matter which is or may be in the nature of a trade secret, mystery of trade, or secret process which may relate to the conduct of the business of the Company, and which, in the opinion of the Directors, it would be inexpedient in the interests of the members of the Company to communicate to the public.

42.	Interpretation

42.1	Save as otherwise provided herein, any reference to an Article, paragraph or sub-paragraph shall be a reference to an Article, paragraph or sub-paragraph (as the case may be) of this Constitution and any reference in an Article to a paragraph or sub-paragraph shall be a reference to a paragraph or sub-paragraph of the Article or paragraph in which the reference is contained, unless it appears from the context that a reference to some other provision is intended.

42.2	In this Constitution, the masculine gender shall include the feminine and neuter and the singular number shall include the plural and vice versa and references to persons shall include bodies corporate, unincorporated associations and partnerships.

43.	Seal for Use Abroad

The Company may exercise the powers conferred by Section 44 of the Act with regard to having an official seal for use abroad and such powers shall be vested in the Directors.

44.	Captions

The captions to this Constitution and to the parts thereof are inserted for convenience of reference only and shall not be considered a part of or affect the interpretation or construction of this Constitution

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